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                                                                    EXHIBIT 5.1

                           Goodwin, Procter & Hoar LLP
                                 Exchange Place
                              Boston, MA 02109-2881
                                 (617) 570-1000

                             September 3, 1998

Avalon Bay Communities, Inc.
2900 Eisenhower Avenue, Suite 300
Alexandria, VA 22314

Re: Legality of Securities to be Registered under Registration Statement on Form S-3


Ladies and Gentlemen:

     This opinion is delivered in our capacity as counsel to Avalon Bay Communities, Inc., a Maryland corporation (the "Company"), in connection with the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which relates to the possible sale from time to time of up to 482,313 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company, by the holders of units of limited partnership interest (the "Units") in Avalon DownREIT V, L.P., a Delaware limited partnership (the "Partnership") who may receive the Shares (together with rights (the "Rights") to purchase shares of Series E Junior Participating Cumulative Preferred Stock, par value $.01 per share, which are attached to all shares of Common Stock) upon redemption of the Units by the Company (collectively, the "Securities"). The Registration Statement provides that the Securities may be offered from time to time by the selling stockholders, at prices and on terms to be determined at the time of sale and to be set forth in one or more prospectus supplements (each a "Prospectus Supplement") to the prospectus contained in the Registration Statement to the extent required by law.

     We have examined the charter of the Company, as amended and on file with the Maryland State Department of Assessments and Taxation, the bylaws of the Company, as amended, such records of corporate proceedings of the Company as we have deemed appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto.

     Based upon the foregoing, we are of the opinion that when the Registration Statement relating to the Securities has become effective under the Securities Act and the Securities have been duly issued and exchanged for Units tendered to the Partnership for redemption in accordance with the provisions of the Partnership Agreement, such Redemption Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.


                                                Very truly yours,


                                                /s/ Goodwin, Procter & Hoar LLP
                                                --------------------------------
                                                GOODWIN, PROCTER & HOAR LLP